Exhibit 99(g)(1)

DIVIDEND CAPITAL GLOBAL REAL ESTATE FUND OF FUNDS, L.P.

INVESTMENT ADVISORY AGREEMENT

AGREEMENT, made this 9th day of January, 2008, among Dividend Capital Global Real Estate Fund of Funds, L.P., a limited partnership organized under the laws of the State of Delaware (the “Fund”), Dividend Capital GREFOF GP, LLC, a Delaware limited liability company (the “General Partner”) and Black Creek FOF Advisor LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the General Partner has agreed to furnish investment advisory services to the Fund, a closed-end management investment company registered with the Securities and Exchange Commission (the “Commission”) under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Amended and Restated Partnership Agreement of the Fund, dated December 4, 2007 (the “Partnership Agreement”) contemplates that the General Partner may sub-contract investment advisory services with respect to the Fund to one or more advisors pursuant to advisory agreements;

WHEREAS, the General Partner desires to retain the Adviser to render investment advisory services to the Fund as agreed to from time to time among the Fund, the General Partner and the Adviser;

WHEREAS, this Agreement has been approved in accordance with the terms and conditions of the 1940 Act, and the Adviser is willing to render such services upon the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter set forth, it is agreed to as follows:

1. The Fund hereby appoints the Adviser to act as investment adviser to the Fund for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2. Subject to the general supervision of the General Partner and the direction and oversight of the Board of Directors of the Fund (the “Board”), the Adviser shall manage the investment operations of the Fund and the composition of the Fund’s investments in real estate private equity funds (“Portfolio Funds”) in accordance with the investment objective and policies as stated in the Fund’s Registration Statement on Form N-2, as such may be amended from time to time, under the Securities Act of 1933, as amended, and the 1940 Act (the “Registration Statement”), the instructions of the Fund’s General Partner and Board and in compliance with applicable law and regulation, and subject to the following understandings:

(a) the Adviser shall furnish an investment program for the Fund and determine from time to time what investments or Portfolio Fund securities will be purchased, retained, sold or lent by the Fund, and what portion of the assets will be invested by Dividend Capital Investments LLC, as sub-adviser, in other securities or cash;

(b) the Adviser will regularly report to the General Partner and Board on the investment program for investments in Portfolio Funds, and will furnish the Board with such periodic and special reports related to the investment program as the directors may reasonably request;

(c) the Adviser, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Partnership Agreement, as amended from time to time and the Registration Statement and with the instructions and directions of the General Partner and Board, and will conform to and comply with the requirements of the 1940 Act and all other applicable federal and state laws and regulations;

(d) the Adviser shall determine the Portfolio Fund securities to be purchased, sold or lent by the Fund and as agent for the Fund will effect Portfolio Fund transactions pursuant to its determinations either directly with the issuer or with any broker or dealer in such securities; in placing orders with brokers or dealers the Adviser intends to seek best price and execution for purchases and sales;

(e) the Adviser shall maintain books and records with respect to Portfolio Fund securities transactions and shall render to the Fund’s General Partner and Board such periodic and special reports as the General Partner or Board may reasonably request; and

(f) the investment management services of the Adviser to the Fund under this Agreement are not to be deemed exclusive, and the Adviser shall be free to render similar services to others.

3. The Fund has delivered copies of each of the following documents to the Adviser and will promptly notify and deliver to it all future amendments and supplements, if any:

(a) The Partnership Agreement;

(b) Certified resolutions of the Board of the Fund authorizing the appointment of the Adviser and approving the form of this Agreement; and

(c) The Fund’s Notification of Registration on Form N-8A and Registration Statement as filed with the Commission.

4. The Adviser generally will not use brokers or dealers in connection with investments in Portfolio Funds, as Portfolio Funds are typically privately offered solely through a placement or similar agent. To the extent the Adviser does have the opportunity to select brokers and dealers to effect Portfolio Fund transactions for the Fund, the Adviser will be subject to the conditions set forth herein. The Adviser will place any such orders with brokers, dealers, or issuers, and will negotiate brokerage commissions, if applicable. The Adviser is directed at all times to seek to execute brokerage transactions for the Fund (i) in accordance with any written policies, practices or procedures that may be established by the Fund’s General Partner and Board, from time to time, or (ii) as described in the Registration Statement. In placing any orders with brokers or dealers for the purchase or sale of Portfolio Fund investments for the Fund, in the name of the Fund or its nominees, the Adviser shall use commercially reasonable efforts to obtain for the Fund the most favorable overall terms and best execution, considering all of the circumstances, and shall maintain records adequate to demonstrate compliance with this requirement.

(a) Subject to any appropriate policies and procedures approved by the Board and communicated to the Adviser, it is understood that the Adviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty or any obligation owing to the Fund under this Agreement, solely by reason of it having caused the Fund to pay a member of a securities exchange, a broker or dealer an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for that transaction for the Fund if the Adviser determines, in good faith, that such amount of commission is reasonable in relationship to the value of the brokerage or research services (as those terms are defined by Section 28(e) of the Securities Exchange Act of 1934 (the “1934 Act”) and interpretations thereunder) provided by such exchange member, broker or dealer, viewed in terms of that particular transaction or the Adviser’s overall responsibilities to the Fund or its other advisory clients. Subject to seeking the most favorable overall terms and best execution, the Board may cause or direct the Adviser to effect transactions in portfolio securities through brokers or dealers in a manner that will help generate resources to pay the cost of certain expenses that the Fund is required to pay or for which the Fund is required to arrange payment.

(b) On occasions when the Adviser deems the purchase or sale of Portfolio Fund securities to be in the best interest of the Fund as well as other clients of the Adviser, the Adviser, to the extent permitted by the 1940 Act and any other applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and more efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in accordance with the 1940 Act and Commission or Commission staff guidance thereunder, and in the manner that it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to its other clients and in accordance with any policies and procedures adopted by the Fund and provided to the Adviser.

(c) The Adviser may use brokers who are affiliated with the Adviser, to the extent permitted by procedures adopted from time to time by the Board, provided, that no such broker will be utilized in any transaction in which such broker acts as principal and the commissions, fees or other remuneration received by such brokers is reasonable and fair compared to the commissions, fees or other remuneration paid to other brokers in connection with comparable transactions involving similar securities being purchased or sold during a comparable period of time.

(d) The Fund hereby authorizes any entity or person associated with the Adviser that is a member of a national securities exchange to effect any transaction on the exchange for the account of the Fund that is permitted by Section 11(a) of the 1934 Act and Rule 11a2-2(T) thereunder, and the Fund hereby consents to the retention of compensation by such entity or person for such transaction in accordance with Rule 11a2-2(T)(a)(2)(iv).

(e) The Adviser will periodically review the Fund’s portfolio transactions with respect to Portfolio Funds to ensure that such transactions are conducted in accordance with this Section 4, the 1940 Act and applicable laws and regulations.

5. The Adviser shall keep the Fund’s books and records required to be maintained by it pursuant to paragraph 2(e) of this Agreement. The Adviser agrees that all records that it maintains for the Fund are the property of the Fund and it will promptly surrender any of such records to the Fund upon the Fund’s request, provided that the Adviser may retain copies thereof at its own expense. The Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by the Adviser with respect to the Fund by Rule 31a-1 under the 1940 Act.

6. During the term of this Agreement, except as expressly set forth herein, the Adviser will pay all expenses (including office space, telephone and clerical expense) incurred by it in connection with the services provided by the Adviser under Section 2 of this Agreement. The Fund shall, if approved by a majority of the independent directors, reimburse the Adviser for out of pocket expenses incurred in connection with providing investment advisory services pursuant to this Agreement (including, without limitation, travel and other expenses incurred in connection with evaluating, developing, diligencing, structuring, acquiring, owning, financing, hedging, disposing of or otherwise dealing with the Fund’s investments); provided, that the Adviser shall bear all expenses relating to the general operation of its business (including, without limitation, administrative, employee, office and insurance expenses and rent). The Fund will bear the expenses of its operation, except those specifically assumed by the Adviser, including, but not limited to, brokerage and other expenses of executing portfolio transactions; taxes and governmental fees; interest charges; fees and expenses of the Fund’s independent accountants and legal counsel; trade association membership dues; fees and expenses of any custodian, transfer agent, registrar and dividend disbursing agent of the Fund; expenses of issuing, selling, redeeming, registering and qualifying for sale of limited partnership interests in the Fund under federal and state laws and regulations and maintaining such registrations and qualifications; expenses of preparing, setting in print, printing and distributing prospectuses, proxy statements, reports, notices and dividends to the Fund’s partners; costs of partner and other meetings of the Fund; compensation and expenses of the independent directors; insurance covering the Fund and its respective officers and directors; blue sky fees; and the costs associated with the evaluation and acquisition of potential investments. The Fund is also liable for such nonrecurring expenses as may arise, including litigation to which the Fund may be party. The Fund may also have an obligation to indemnify its directors and officers with respect to any such litigation. Notwithstanding the foregoing, the Fund may enter into a separate agreement, which shall be controlling over this contract, as amended, pursuant to which some or all of the foregoing expenses of this Section 6 shall be the responsibility of the other party or parties to that agreement.

7. The Adviser agrees to permit individuals who are directors, officers or employees of the Adviser to serve (if duly appointed or elected) as directors, officers or employees of the Fund, including as Chief Compliance Officer of the Fund.

8. For the investment management services provided pursuant to this Agreement, the Fund will pay to the Adviser as full compensation therefore a fee, payable monthly in arrears, at an annual rate of 1.50% of (i) the aggregated investor contributions of capital to the Fund (the “Contributed Capital”) until the first anniversary of the Final Closing and (ii) thereafter, the Contributed Capital less any portion of the Contributed Capital returned to investors.

9. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement (such conduct, “Disabling Conduct”).

10.

(a) The Fund will indemnify the Adviser and any officer, partner, director, member, manager, employee, stockholder, assign, representative, agent or affiliate of the Adviser (each an “Indemnified Person”, and collectively, the “Indemnified Persons”) with respect to any act or omission as long as such person’s activities do not constitute Disabling Conduct. Notwithstanding the foregoing, no indemnification shall be made hereunder unless there has been a determination (a) by a final decision on the merits by a court or other body of competent jurisdiction before whom the issue of entitlement to indemnification was brought that such Indemnified Person is entitled to indemnification, or (b) in the absence of such a decision, by (1) a majority vote of a quorum of those directors who are neither “interested persons” of the Fund (as defined in Section 2(a)(19) of the 1940 Act) nor parties to the proceeding, that the Indemnified Person is entitled to indemnification (the “Disinterested Non-Party Directors”), or (2) if such quorum is not obtainable or even if obtainable, if such majority so directs, independent legal counsel in a written opinion concludes that the Indemnified Person should be entitled to indemnification. To the extent, however, that an Indemnified Person has been successful on the merits or otherwise in defense of any action, suit, proceeding or other matter for which indemnification is available under this Agreement, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorney’s fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case. A successful claim for indemnification could reduce the Fund’s assets available for distribution to the shareholders. Notwithstanding the foregoing, with respect to any action, suit or other proceeding voluntarily prosecuted by any Indemnified Person as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by such Indemnified Person was authorized by a majority of the directors. All determinations to make advance payments in connection with the expense of defending any proceeding shall be authorized and made in accordance with the immediately succeeding paragraph (b) below.

(b) The Fund shall make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Fund receives a written affirmation by the Indemnified Person of the Indemnified Person’s good faith belief that the standards of conduct necessary for indemnification have been met and a written undertaking to reimburse the Fund if it shall be determined that the standards of conduct necessary for indemnification have not been met. In addition, at least one of the following conditions must be met: (1) the Indemnified Person shall provide adequate security for his undertaking; (2) the Fund shall be insured against losses arising by reason of any lawful advances; (3) a majority of a quorum of the Disinterested Non-Party Directors, or if such quorum is not obtainable or even if obtainable, if such majority so directs, independent legal counsel, shall conclude, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is substantial reason to believe that the Indemnified Person ultimately will be found entitled to indemnification; or (4) if there is not a Disinterested Non-Party Director, the Indemnified Person provides the written affirmation referred to above.

(c) The rights accruing to any Indemnified Person under these provisions shall not exclude any other right to which he may be lawfully entitled.

(d) Each Indemnified Person shall, in the performance of its duties, be fully and completely justified and protected with regard to any act or any failure to act resulting from reliance in good faith upon the books of account or other records of the Fund, upon an opinion of counsel, or upon reports made to the Fund by any of the Fund’s officers or employees or by the General Partner, the Adviser, any sub-adviser, administrator, distributor, selected dealer, accountant, appraiser or other expert or consultant selected with reasonable care by the directors, officers or employees of the Fund, regardless of whether such counsel or other person may also be a director.

11. This Agreement will become effective as of the date hereof and, unless sooner terminated as provided herein, shall continue in effect for a period of up to two years thereafter. Thereafter, if not terminated, this Agreement shall continue in effect for successive periods of twelve months, only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated at any time, without the payment of any penalty, by vote of a majority of all the directors of the Fund or by vote of a majority of the outstanding voting securities of the Fund on 60 days’ written notice to the Adviser, or by the Adviser at any time, without the payment of any penalty, on 90 days’ written notice to the Fund. This Agreement will automatically and immediately terminate in the event of its “assignment” (as such term is defined in the 1940 Act).

12. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Board of the Fund from time to time, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

13. Except to the extent permitted by the 1940 Act or the rules or regulations thereunder or pursuant to any exemptive relief granted by the Commission, this Agreement may be amended by the parties only if such amendment, is specifically approved by the “vote of a majority of the outstanding voting securities” (as defined in the 1940 Act) of the Fund (unless such approval is not required by Section 15 of the 1940 Act as interpreted by the Commission or its staff) and by the vote of a majority of the directors, who are not parties to such contract or agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

14. Notices of any kind to be given to the Adviser by the Fund shall be in writing and shall be duly given if mailed or delivered to the Adviser at: 518 Seventeenth Street, Suite 1200, Denver, Colorado 80202, Attention: Black Creek FOF Advisor LLC and to Vedder Price, P.C., 222 North LaSalle Street, Chicago, Illinois 60601, Attention: Deborah Eades, or at such other address or to such other individual as shall be specified by the Adviser. Notices of any kind to be given to the Fund by the Adviser shall be in writing and shall be duly given if mailed or delivered to: Global Real Estate Fund of Funds, L.P., 518 Seventeenth Street, Suite 1200, Denver, Colorado 80202, Attention: Derek Mullins and to Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, Attention: Michael Hoffman, with a copy to such other individuals as shall be specified by the Fund to the Adviser.

15. It is understood that the names, “Black Creek FOF Advisor LLC,” “Black Creek,” “Dividend Capital” and “Dividend Capital Global Real Estate Fund of Funds, L.P.” or any derivative thereof or logo associated with those names are the valuable property of the Adviser and its affiliates, and that the Fund has the right to use such names (or derivatives or logos) only so long as this Agreement shall continue with respect to such Fund. Upon termination of this Agreement, the Fund shall forthwith cease to use such names (or derivatives or logos) and shall promptly amend its Partnership Agreement to change its name (if such name is included therein) and remove any Dividend Capital logos.

16. Notwithstanding anything to the contrary contained in this Agreement, the parties hereto acknowledge and agree that, this Agreement is executed by the directors and/or officers of the Fund, not individually but as such directors and/or officers of the Fund, and the obligations hereunder are not binding upon any of the directors, officers or limited partners individually but bind only the assets of the Fund.

17. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

18. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to its conflict of laws principles), or any of the applicable provisions of the 1940 Act. To the extent that the laws of the State of Delaware, or any of the provisions in this Agreement, conflict with applicable provisions of the 1940 Act, the latter shall control. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission validly issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act or rule adopted thereunder reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the Commission, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

19. Any dispute, controversy or claim arising between the parties relating to this Agreement (whether such dispute arises under any federal, state or local statute or regulation, or at common law), shall be resolved by final and binding arbitration administered in accordance with the then current rules of the American Arbitration Association (“AAA”). Any matter to be settled by arbitration shall be submitted to the AAA in Denver, Colorado and the parties agree to abide by all awards rendered in such proceedings. The parties shall attempt to designate one arbitrator from the AAA, but if they are unable to do so, then the AAA shall designate an arbitrator. Any arbitrator selected by the parties or the AAA shall be a qualified person with no less than ten (10) years of experience as a business appraiser and who has experience with complex real estate disputes. The arbitration shall be final and binding, and enforceable in any court of competent jurisdiction. All awards may be filed with the clerk of one or more courts, state or federal having jurisdiction over the party against whom such award is rendered or his or her property, as a basis of judgment and of the issuance of execution for its collection.

20. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

IN WITNESS WHEREOF, the parties have caused this instrument to be executed by their respective officers designated below as of the 9th day of January, 2008.

DIVIDEND CAPITAL GLOBAL REAL ESTATE FUND OF FUNDS, L.P.

By:	/s/ Stuart Baldwin
Name:	Stuart Baldwin
Title:	Vice President and Assistant Secretary

DIVIDEND CAPITAL GREFOF GP, LLC

By:	/s/ Howard Margolis
Name:	Howard Margolis
Title:	President

BLACK CREEK FOF ADVISOR LLC

By:	/s/ Howard Margolis
Name:	Howard Margolis
Title:	President